Exhibit 10.2

ENCORE ENERGY CORP.

2024 LONG TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

enCore Energy Corp. (the “Company”) has granted [ ] (the “Participant”) a vested option (the “Option”) under its 2024 Long Term Incentive Plan (the “Plan”) to purchase three hundred thousand (300,000) shares of Stock of the Company (the “Shares”) at the purchase price per Share stated of $[ ] (the “Exercise Price”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the meanings set forth in the Plan. The terms of the Option, as specified in this Agreement, constitute the Participant’s Award Agreement under the Plan.

The general terms and conditions applicable to Participant’s Option are as follows:

1. Kind of Option. This Option is a Nonqualified Stock Option.

2. Vesting of the Option. Subject to the terms and conditions of the Plan and this Stock Option Award Agreement (the “Agreement”), Participant’s Option will be fully vested and immediately exercisable with respect to Shares on the Grant Date.

3. Term. The Grant Date shall be [ ]. The term of Participant’s Option (“Term”) will expire at 5:00 p.m. local time in Vancouver, British Columbia on the date that is five (5) years after the Grant Date (the “Expiration Date”).

4. Exercise of Option. Participant may exercise the Option for whole Shares at any time during its Term. In order to exercise the Option, the Participant shall submit a notice of his intent to exercise together with a method of cash payment in an amount equal to the aggregate of the Exercise Price of the Shares with respect of which the Option is being exercised; provided, however, Participant may also exercise the Option by a cashless broker-assisted sale to the extent permitted by applicable law and trading volume on the date of such broker assisted sale with respect to both the total Exercise Price for the Shares and the total withholding obligation described in Section 5 below for the Shares. Shares shall then be issued by the Company and a Share certificate delivered to the Participant (or, if the Shares are not certificated, the Participant’s name as record owner of the Shares shall be reflected in the books and records of the Company); provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

5. Withholding Obligation. As further provided in Section 10 of the Plan: (a) a Participant may not exercise their Option unless the applicable tax withholding obligations are satisfied, (b) the Company shall not be required to issue Shares or to recognize the disposition of such shares until any withholding tax obligations that arise by reason of exercise or settlement of the Option are satisfied, and (c) at the time the Participant exercises their Option, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby agrees to make adequate provision for any sums required to satisfy the federal, state, and local tax withholding obligations, if any, which arise in connection with the exercise of the Participant’s Option. Accordingly, the Participant may not be able to exercise their Option even though the Option is vested, and the Company shall have no obligation to issue Shares subject to the Participant’s Option, unless and until such obligations are satisfied, including through a cashless broker-assisted sale to cover Participant’s withholding obligation regarding exercise of the Option. In the event that the amount of the Company’s withholding obligation in connection with an Option was greater than the amount actually withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6. Nontransferability of Awards. The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant. Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate, subject to the terms of the Plan.

7. Adjustments. The Shares subject to the Option may be adjusted in any manner as contemplated by Section 8 of the Plan.

8. No Liability for Taxes. As a condition to accepting the Option, the Participant hereby (a) agrees to not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledges that the Participant was advised to consult with their own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so.

9. Requirements of Law. The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any portion of the Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

10. No Guarantee of Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof, the Board or its stockholders to terminate the Participant’s service at any time or confer upon the Participant any right to continued service.

11. No Rights as Stockholder. The Participant will not have any of the rights of a stockholder with respect to any Shares unless and until the Company has issued or transferred such Shares to the Participant after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Participant after the exercise of the Option, the Participant shall have paid in full for the Shares, including through a cashless broker-assisted exercise, as to which he exercised the Option.

12. Interpretation; Construction. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

13. Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

14. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i) If to the Company:

enCore Energy Corp.

13355 Noel Road, Suite 1700

Dallas, TX 75240

Attention: General Counsel

(ii) If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (A) if by personal delivery on the day after such delivery, (B) if by certified or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered, or (D) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver. No waiver of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Entire Agreement. This Agreement, together with the Plan and the written Separation and Release Agreement dated July 8, 2026 by and between the Participant and the Company, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the meanings set forth in the Plan.

(f) Code Section 409A Compliance. This Option is intended to be exempt from the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. To the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of law of such state.

(h) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and electronic copies hereof shall be deemed to constitute duplicate originals.

(k) Electronic Acceptance and Delivery. If the Participant does not take action to decline their Award within thirty (30) days following the Grant Date (the “Acceptance Deadline”), the Participant will automatically be deemed to have accepted the Award and the terms and conditions set forth in this Agreement and Plan. By executing this Agreement, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company, the Plan, the Options and the Shares via Company website or other electronic delivery.

(l) Acceptance. The Participant hereby acknowledges receipt of a copy of this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions thereof. The Participant acknowledges that there may be adverse tax consequences upon the vesting or exercise of the Option or disposition of the Shares received upon exercise of the Option and that the Participant has been advised to consult a tax advisor prior to such vesting, exercise or disposition.

[Signature Page Follows]

ENCORE ENERGY CORP.	PARTICIPANT

By:
Signature

Title:

[Signature Page to Nonqualified Stock Option Award Agreement]